Exhibit 10.6

Execution Version

Certain portions of this Exhibit were redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K

FRAMEWORK AGREEMENT

BETWEEN

NEC Saudi Arabia Limited

(hereinafter called “NEC”)

Registration Number:

403302689

and

AVIAT NETWORKS (S) PTE. LTD.

(hereinafter after called “Supplier”)

Registration Number:

199901592C

Distributor Agreement

Table of Contents		Page

1	Definitions	3

2	Interpretation	5

3	Appointment of NEC	6

4	Orders	7

5	Delivery of Products or Services and Scope Specific Agreement	8

6	Acceptance and Rejection of Product Deliveries	9

7	Changes to Products	9

8	Price	10

9	Payment of Prices	10

10	Taxes	11

11	Services to be provided by Supplier	11

12	Support Services Charges	12

13	Term	12

14	Marketing Development Funds / Sales Development Funds	12

15	Representations	13

16	Limited Warranties	13

17	Intellectual Property	14

18	Supplier Responsibilities	15

19	NEC Responsibilities	16

20	License Grants	16

21	Compliance with Laws	16

22	Data Protection	17

23	Compliance With Code of Conduct:	18

24	Confidentiality Obligations	18

25	Publicity	18

26	Force Majeure	19

27	Non-Solicitation	19

28	Termination	19

29	Effect of Termination	19

30	Indemnification	20

31	Limitation on Liability	21

32	Anti-Corruption Obligation	21

33	General Provisions	22

SIGNATORIES IN EXECUTION		26

Annexure A Products, Services and Discounts		27

Annexure B Support Services and Support Service Charges		28

Distributor Agreement

This Distribution Agreement (hereinafter referred to as the “Agreement”) is made on December 1, 2023 (the “Effective Date”) between NEC SAUDI ARABIA LIMITED, a private company with registration number 403302689 and its principal place of business at P.O. box 15534, Riyadh, 11454, Saudi Arabia (hereinafter referred to as “NEC”) and Aviat Networks (S) Pte.Ltd, a limited liability corporation with registration number 199901592C and its principal place of business at 51, Changi Business Park Central 2 #08-03 The Signature, Singapore 486066 (hereinafter referred to as the “Supplier”).

WHEREAS:

(A) The Supplier supplies wireless network products.

(B)	NEC is a renowned systems integrator providing custom ICT technology solutions and services in the Territory.

(C)

The Supplier wishes to authorize and appoint NEC, and NEC wishes to accept the authorization and appointment as the Supplier’s exclusive distributor, to market, distribute, sell, or incorporate for distribution, the Products listed in Annexure A attached to this Agreement, within the Territory in each case on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED AS FOLLOWS:

1	Definitions

In this Agreement:

“Business” means the wireless backhaul business.

“Business Day” means a day other than a Friday, a Saturday, a Sunday, or any public holiday in the Territory.

“Confidential Information” means all non-public, confidential or proprietary information disclosed by one Party to the other Party, in any tangible or intangible form, such as but not limited to written, oral, visual, audio, those produced by electronic media, or through any other means, that is designated as confidential or that by its nature or circumstances surrounding its disclosure, should be reasonably considered as confidential, including but not limited to products or planned products, processes and/or procedures, technological achievements and interests, customers and potential customers, business prospects, financial statements and information, financial situation and corporate plans, internal activities, future plans of the disclosing party, and other information deemed proprietary or confidential by the disclosing party or any other matter in which the disclosing party may have any interest whatsoever, which may include, without limitation, trade secrets, engineering designs, architecture and other technical data, as well as business plans, financial data. For the avoidance of doubt, for the purposed of this Agreement, all information disclosed by a Party to the other Party shall be treated as Confidential Information.

“Delivery Date” means the date at which the Products transfers to NEC, in accordance with the transfer rules of the applicable Incoterm.

“Effective Date” is defined in the introduction to this Agreement.

“Encumbrances” means any pledges, liens, charges, security interests, leases, title retention agreements, mortgages, restrictions easements, rights-of-way, title defects, options, adverse claims, or encumbrances of any kind.

Distributor Agreement

“End Customer” means the final customer in the Territory that purchases the Products and/or Services listed in Annexure A from NEC for its own internal use and not for resale.

“Governmental Authority” means

(a) any national, regional, local, or foreign government, and any political subdivision of any of them,

(b) any agency or instrumentality of any such government or political subdivision,

(c) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that its rules, regulations or orders have the force of law), and

(d) any arbitrator, court or tribunal of competent jurisdiction.

“Initial Term” is defined in clause 14.1.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world:

(a) trademarks and service marks, including all applications and registrations, and the goodwill connected with the use of and symbolized by the foregoing,

(b) copyrights, including all applications and registrations related to the foregoing,

(c) trade secrets and confidential know-how,

(d) patents and patent applications,

(e) websites and internet domain name registrations, and

(f) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present, and future infringement, and any other rights relating to any of the foregoing).

“Inspection Period” is defined in clause 7.1.

“Law” means:

(a) any law (including the common law), statute, bylaw, rule, regulation, order, ordinance, treaty, decree, judgment, and

(b) any official directive, protocol, code, guideline, notice, approval, order, policy, or other requirement of any Governmental Authority having the force of law.

“Legal Proceeding” means any claim, investigation, hearing, legal action, or other legal, administrative, arbitral, or similar proceeding, whether civil or criminal (including any appeal or review of any of the foregoing).

“Parties” means both the Supplier and NEC, collectively.

“Party” means either the Supplier or NEC, individually.

Distributor Agreement

“Permits” means all material licenses, franchises, permits, certificates, approvals, and authorizations, from Governmental Authorities necessary for the ownership and operation of the Party’s business.

“Person” includes:

(a) any corporation, company, limited liability company, partnership, Governmental Authority, joint venture, fund, trust, association, syndicate, organization, or other entity or group of persons, whether incorporated or not, and

(b) any individual.

“Products” means the goods listed in Annexure A, attached to this Agreement.

“Purchase Order” is defined in clause 5.1.

“Renewal Term” is defined in clause 14.2.

“Scope Specific Agreement” means the separate agreement entered into by the Supplier and NEC in respect of the scope of Services to be rendered by the Supplier on behalf of NEC to the End Customer.

“Services” means the services listed in Annexure A, attached to this Agreement.

“Service Charges” means the charges to be paid for the Services under clause 12.

“Support Services” means the support services listed in Annexure B, attached to this Agreement.

“Taxes” includes all taxes, assessments, charges, duties, fees, levies, and other charges of a Governmental Authority, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Party may have any liability imposed by any Governmental Authority, whether disputed or not, any related charges, interest or penalties imposed by any Governmental Authority, and any liability for any other person as a transferee or successor by Law, contract or otherwise.

“Territory” means Saudi Arabia, Bahrain and the United Arab Emirates .

“USD” means the United States dollar.

2	Interpretation

2.1	References to Specific Terms

2.1.1

Accounting Principles. Unless otherwise specified, where the character or amount of any asset or liability, item of revenue, or expense is required to be determined, or any consolidation or other accounting computation is required to be made, that determination or calculation will be made in accordance with the International Financial Reporting Standards defined by the professional accounting industry in effect in the Territory (“IFRS”).

2.1.2	Currency. Unless otherwise specified, all dollar amounts expressed in this Agreement refer to United States Dollars.

Distributor Agreement

2.1.3	“Including”. Where this Agreement uses the word “including,” it means “including without limitation” and where it uses the word “includes,” it means “includes without limitation.”

2.1.4

“Knowledge”. Where any representation, warranty, or other statement in this Agreement, or in any other document entered into or delivered under this Agreement, is expressed by a Party to be “to its knowledge” or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it means:

2.1.4.1	the then-current, actual knowledge of the directors and officers of that Party, and

2.1.4.2

the knowledge that would or should have come to the attention of any of them had they investigated the facts related to that statement and made reasonable inquiries of other individuals reasonably likely to have knowledge of facts related to that statement.

2.1.5

Statutes, etc. Unless specified otherwise, any reference in this Agreement to a statute includes the rules, regulations, and policies made under that statute and any provision that amends, supplements, supersedes, or replaces that statute or those rules or policies.

2.2	Number and Gender. Unless the context requires otherwise, words importing the singular number include the plural and vice versa; words importing gender include all genders.

2.3	Headings. The headings used in this Agreement and its division into sections, schedules, exhibits, appendices, and other subdivisions do not affect its interpretation.

2.4	Internal References. References in this Agreement to sections and other subdivisions are to those parts of this Agreement.

2.5

Calculation of Time. In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. Saudi Arabia Standard Time ( Time on the last day of the period. If any period of time is to expire, or any action or event is to occur, on a day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. Saudi Standard Time on the next Business Day.

2.6

Construction of Terms. The Parties have each participated in settling the terms of this Agreement. Any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

2.7

Conflict of Terms. If there is any inconsistency between the terms of this Agreement and those in any schedule to this Agreement or in any document entered into under this Agreement, the terms of this Agreement will prevail. The Parties shall take all necessary steps to conform the inconsistent terms to the terms of this Agreement.

2.8	Binding Effect. This Agreement will benefit and bind the Parties and their respective heirs, successors, and permitted assigns.

3	Appointment of NEC

3.1	NEC shall, for the Initial Term or Renewal Term (as applicable), be the Supplier’s exclusive distributor of the Products within the Territory as said in Clause 4.1

Distributor Agreement

3.2

For the Initial Term or Renewal Term (as applicable), the supplier hereby appoints NEC as its exclusive distributor for NEC products within the specified territory NEC acknowledges and accepts this appointment, including the exclusive distributer status for the sale of the products listed in Annexure A- titled “List of products, services and discounts”. NEC shall maintain its exclusive distributer status within the territory for the duration of this agreement. Subject to clause 4.2 the Supplier shall refrain from appointing any other distributor for the subject matter during this period.

3.3

NEC shall act as an independent contractor, purchasing the Products from the Supplier and reselling them in its own name, on its own behalf and on its own account. NEC shall have no authority to enter into any contract or commitment in the name of or for the account of the Supplier or to bind the Supplier in any manner whatsoever.

3.4	The Parties may revise the list of Products and Support Services at any time during the Initial Term or Renewal Term (as applicable) by agreement in writing.

3.5

To the extent not specifically covered in this Agreement, sales transactions between the Parties shall be covered by Supplier’s standard Terms and Conditions of Sale in effect at the time of Supplier’s acceptance of a Purchase Order issued by NEC (“Supplier’s Terms”), incorporated by reference in this Agreement, which shall prevail over any terms and conditions included on any purchase order submitted by NEC. In the event of any conflict between this Agreement and Supplier’s Terms, the order of precedence is as follows: (a) this Agreement; (b) Supplier’s Terms.

4	SCOPE OF THE EXCLUSIVITY

4.1

NEC agrees to act as a Distributor of Supplier on an exclusive basis for the designated End Customers and Internet Service Providers (‘ISP’) End Customers in the territory of Saudi Arabia, Bahrain, and the United Arab Emirates , and in that capacity NEC shall purchase for resale or arrange for the sale of PASOLINK Products and Support Services provided by Supplier of a type listed in Annexure A “List of Products, Support Services and Discounts.

4.2	In addition, such exclusivity is granted by Supplier to NEC subject to the following conditions:

A.

NEC shall only sell PASOLINK’s Products and not Supplier competitor products regarding Point-to-point licensed Microwave needed by the designated customers in the territory. Should Reseller have to submit a bid in response to a Request for Proposal issued by one of the customers in the territory it shall always submit and position Pasolink’s products as the primary product offered for Microwave Solution unless Aviat Singapore acknowledges in writing they cannot provide a solution to the requirement and do not have the products needed by the designated End Customers.

B.

Reseller commits on an annual basis to a minimum purchase of PASOLINK Products of a value of USD 3.0 Million per annum USD by the designated Customers with a quarterly review period measuring the 4 trailing quarters. Failure to meet the 4 trailing quarters threshold within the year and not remedying such failure within two quarters will result in the exclusivity being removed.

4.3

It is further agreed between the Parties that any territorial exclusivity is subject to any previously agreed upon distribution agreements entered into by NEC Corporation or any of NEC Corporation’s affiliates prior to the Closing of the Asset Purchase Transaction between NEC Corporation and Aviat Networks Inc.

Distributor Agreement

5	Orders

5.1

Purchase Orders. From time to time, NEC shall submit orders for Products to the Supplier in writing and in accordance with the respective quotation provided by the Supplier to Supplier’s address listed in the introduction to this Agreement or as the Supplier otherwise specifies in writing (each, a “Purchase Order”) and include in each Purchase Order:

5.1.1	each Product and/or Support Service it is ordering, identified by model, part number or service description;

5.1.2	the amount of each Product and/or Support Service it is ordering;

5.1.3	the unit price of each Product and/or Support Service it is ordering;

5.1.4	the Incoterm applicable to the Purchase Order, provided always that such Incoterm shall not be CIF Incoterms 2020 at the designated Sea Port;

5.1.5	the location for delivery (N/A); and

5.1.6	the delivery date (the “Delivery Date”).

5.2	Accepting, Modifying, and Rejecting Purchase Orders

5.2.1

By Notice. Within 5 (Five) Business Days’ of receiving a Purchase Order from NEC, the Supplier shall accept, reject, or propose a modification to the Purchase Order by sending NEC written notice of its acceptance, rejection, or proposed modification (as applicable).Otherwise the order should be consider accepted by supplier if no response received within five business days from PO receipt.

5.2.2

Modification of Purchase Order. The Supplier may propose a modification to a Purchase Order by including in its notice to NEC a modified Purchase Order format for NEC to process and re-send to Supplier for acceptance or rejection according to the acceptance and rejection procedure under clause 4.2.1.

5.3

Cancelling Purchase Orders. NEC may, at no expense to itself, cancel part or all of a Purchase Order before it is accepted by Supplier within 7 calendar days from receipt of the Purchase Order. After the acceptance of a Purchase Order by Supplier, any Order cancellation shall entitle Supplier to charge cancellation charges up to the full amount of the Purchase Order.

5.4	Deal Registration

5.4.1	NA

5.5	License Keys

5.5.1

Regarding the licence keys NEC shall be responsible for managing licence keys issued to existing customers. In other words, NEC shall download and grant full access to customers and NEC Saudi Arabia. In addition, NEC shall have the right to activating the licence keys to future customers. To be specific the current License key platform SKSS operates in full transparency to the Supplier and NEC in that:

Distributor Agreement

A.

At the beginning of the month NEC shall request to Supplier in writing a number of licences for its customers. Then Supplier shall issue the licenses to NEC and a reconciliation shall be done on the 15th of each month between Supplier and NEC to determine the licences that have been issued by NEC to customers.

B.

As an example NEC shall request in writing at the beginning of the month ; 500 capacity license keys or/and 500 interface enable licenses. Then, Supplier shall issues those licences to NEC is r. On the 15th of the month Supplier and NEC shall conduct a reconciliation of the licences issued to Customers by NEC . Thereafter, a PO for those issued licences shall be created by NEC and sent to the Supplier. The Supplier shall then sends an invoice to NEC for payment of the issued licenses. NEC shall pay the Supplier’s invoice according to the agreed terms of payment.

6	Delivery of Products or Services and Scope Specific Agreement

6.1	Delivery. The Supplier shall deliver each order of Products or Services to NEC:

6.1.1	on the Delivery Date and to the location specified in the applicable Purchase Order; and

6.1.2	using any delivery method and Incoterm (save for DDP) that the Parties shall agree to in writing.

6.2

Risk of Loss Shifts on Delivery. The Supplier will remain liable for any damages, losses to the Products until the risk of loss or damage to the Products is transferred to NEC in accordance with the Incoterm that is applicable to a Purchase Order, after which NEC will assume the risk of loss or damage to the Products.

6.3	Title transfer: The title in the Products (including software media, where applicable) shall transfer from Supplier to NEC upon shipment of the Products from the Supplier’s manufacturing facilities.

6.4

Scope Specific Agreement. In the event that NEC resells Supplier’s Services, Supplier and NEC may agree, by entering into a Scope Specific Agreement, the terms and conditions under which Supplier shall render such Services to the End Customer directly on behalf of NEC in accordance with the Scope Specific Agreement; however the Supplier shall have no direct relationship with the End Customer. NEC shall at all times remain liable for payment of the Services provided by Supplier under the Scope Specific Agreement. NEC shall enter into a similar back-to-back agreement with the End Customer for the relevant Services, provided always that NEC shall not give any promise, guarantee, condition, or warranty about the Services beyond those given by Supplier in the Scope Specific Agreement or make any representation, pledge any credit, commit to any contract, or incur any liability for or on behalf of Supplier.

7	Acceptance and Rejection of Product Deliveries

7.1

Inspection Period. NEC will have 10 (ten) Business Days after the Products reach the named place of destination to inspect and test the Products for defects, missing items, items shipped in error, items damaged in transit (the “Issues”) and to ensure the deliveries meet the specifications of the applicable Purchase Order (the “Inspection Period”).

7.2

Acceptance. For the Products which satisfy the specifications of the applicable Purchase Order, NEC shall accept the Products and notify the Supplier in writing of such acceptance within 2 days after the end of the Inspection Period.

Distributor Agreement

7.3	Deemed Acceptance. NEC will be deemed to have accepted Products if

7.3.1	NEC fails to notify the Supplier on or before the expiration of the Inspection Period of 10 Business Days; or

7.3.2

if during the Inspection Period, NEC sells, runs, or otherwise uses the Products beyond what is necessary for inspection and testing, and in a way a reasonable Person would consider consistent with NEC having accepting the delivery from the Supplier.

7.4	Rejection and Cure. For the Product Issues supported by undisputed evidence, a delivery of Products fails to meet the specifications of the applicable Purchase Order:

7.4.1	NEC shall deliver to the Supplier a written list detailing each Issue;

7.4.2

On NEC returning the Products having an Issue at Supplier’s cost and in accordance with Supplier’s Return Material Authorization process, the Supplier shall promptly deliver to NEC any Products necessary to remedy each Issue, at no expense to NEC; and

7.4.3	The Supplier shall arrange for the collection of the defective Products in accordance with the Return Material Authorisation Process.

8	Changes to Products.

The Supplier may not discontinue, modify, or replace Products or Services that are subject to an accepted and outstanding Purchase Order, unless:

8.1	required by Law;

8.2	the Supplier is able to replace such Products and Services with similar or better products or services that achieve the same purpose and/or outcome;

8.3	the End Customer has agreed to such replacement of the Products and Services; and

8.4	the replacement products are no more expensive that the Products being replaced.

9	Price

9.1

Price. NEC shall pay the Supplier’s listed price for each Product or Service as advised by the Supplier. Any discount or incentive on the Supplier’s listed price shall be discussed and agreed mutually between the Parties. All prices are quoted, shall be invoiced and paid in United States Dollars. Supplier’s listed price for each Product or Service are exclusive of all sales, use, excise, and other taxes, duties, assessments, or fees or charges. All prices given by Supplier pursuant to this Agreement represent net amounts the Supplier is entitled to receive and shall not be subject to any deductions for any reason whatsoever.

9.2	Resale Prices. NEC may determine its own resale prices to its end customers in the agreed territories.

9.3	Changes to Prices

9.3.1

Notice of Upcoming Price Changes. In the event that the Supplier intends to modify its pricing structure ,the Supplier is required to provide NEC with a minimum of 90 (Ninety) calendar days’ advance notice before implementing any such changes.

Distributor Agreement

9.3.2

(A) The Suppler acknowledges that NEC may have existing long-term contracts with certain customers within the designated territory. If, after Completion (as defined in the Master Sale of Business Agreement made on May 9, 2023 by and between NEC Corporation and Aviat Networks, Inc.) , NEC believes that the prices proposed by Supplier it is not viable and sustainable for NEC to continue its business relationship with existing customers then Supplier and NEC must negotiate and discuss a revised pricing book which will be satisfactory to both Parties.

(B) In the event NEC and Supplier cannot reach a consensus regarding the pricing the Parties mutually agree to approach the customers to negotiate the price adjustment jointly.

(C) In the event NEC and the Supplier do not reach a consensus with the Customers, NEC shall have the option to terminate these customer contracts. The Supplier and NEC shall make all reasonable efforts to minimize any financial or operational impacts resulting from contract terminations and work collaboratively to ensure a smooth transition for affected customers.

9.3.3	No Effect on Outstanding Purchase Orders. Changes to the Supplier’s prices will not affect any Purchase Orders already submitted prior to the effective date of such price changes.

10	Payment of Prices

10.1

Invoice Delivery. The Supplier shall invoice NEC for Products purchases at the time of shipment of the Products from Supplier’s manufacturing facilities. In the case of Services, and unless differently agreed in a Purchase Order for Services, the Supplier shall invoice NEC monthly in arrears on completion of the Services or, in the case of Support Services, quarterly in advance.

10.2	Invoice Procedure and Requirements. The Supplier shall:

10.2.1	issue each invoice to NEC in writing, including:

10.2.1.1	an invoice date and number;

10.2.1.2	the total amount due;

10.2.1.3	the calculation of the total amount; and

10.2.1.4	the details of its nominated bank account; and

10.2.2	send each invoice to the nominated recipient of NEC as advised by NEC in writing.

10.3	Payment. NEC shall pay each invoice within 60 (sixty) calendar days after receiving each invoice to the account whose details are set out in the relevant invoice in accordance with clause 9.2.1.4.

11	Taxes.

11.1	Subject to the Incoterm that applies to the Purchase Order, both NEC and the Supplier shall bear and pay any tax that may be imposed on each payment hereunder in their own countries.

11.2	If the payment by NEC of any sum due under this Agreement is subject by law to withholding tax, NEC shall:

Distributor Agreement

11.2.1	withhold such legislated levied amount from the payment to the Supplier;

11.2.2	account to the relevant tax authority for that withholding tax; and

11.2.3	supply to the Supplier a certificate certifying such payment of withholding tax.

12	Services to be provided by Supplier

12.1	Where NEC issues a Purchase Order for Services, the Supplier shall provide the Services to NEC in accordance with this Agreement.

12.2

Where NEC issues an upfront Purchase Order for Services covering the Initial Term and/or one or more Renewal Terms, the Supplier shall provide the Services for the duration covered by NEC’s Purchase Order.

13	Services Charges

13.1

In consideration of Supplier providing the Services to NEC, NEC shall pay the Service Charges to Supplier. The charges for the Services and the basis for their calculation are set out in Annexure A attached to this Agreement.

13.2

The Supplier shall invoice in advance NEC at the beginning of each quarter for the Services to be provided to NEC during the quarter . NEC shall pay the Service Charges within 60 days of receipt of Supplier’s invoice to the bank account nominated in writing by Supplier.

13.3

If NEC disputes any invoice or other request for payment, NEC shall immediately notify the Supplier in writing. The Parties shall negotiate in good faith to attempt to resolve the dispute promptly. The Supplier shall provide all such evidence as may be reasonably necessary to verify the disputed invoice or request for payment. If the Parties have not resolved the dispute within 30 days of NEC giving notice to the Supplier, the dispute shall be resolved in accordance with clause 34.15.

13.4

Unless differently agreed between the Parties in writing, the Supplier shall be responsible for the payment of all invoices due to third party suppliers of the Supplier in connection with the provision of the Services.

13.5	NEC shall be entitled to require the Supplier to provide all such evidence as may be reasonably necessary to verify the Service Charges and any other matters set out in an invoice.

14	Term

14.1

Initial Term. The initial term of this Agreement will begin on the Effective Date and continue for 36 (thirty-six) months thereafter (the “Initial Term”), unless terminated earlier in accordance with the provisions of this Agreement.

14.2

Automatic Renewal. Subject to clause 14.3, at the end of each Initial Term, this Agreement will automatically renew for a renewal term of 12 (twelve) months, unless terminated earlier in accordance with the provisions of this Agreement (“Renewal Term”).

14.3

Election Not to Renew. Either Party may elect not to renew this Agreement, by providing notice of at least 6 (six) calendar months to the other Party before the end of the Initial Term or Renewal Term, as the case may be.

Distributor Agreement

14.4	Save for the termination provisions as set out in clause 29, neither Party may terminate this Agreement prior to the end of the Initial Term or the Renewal Term.

15	Marketing Development Funds / Sales Development Funds

15.1

It is specifically recorded between the Parties that any marketing development funds/sales development funds shall be dependent on the Supplier’s Partner Program Guide which can be made available upon request.

16	Representations

16.1	Mutual Representations

16.1.1	Existence. The Parties are corporations incorporated and existing under the Laws of the jurisdictions of their respective incorporation.

16.1.2	Authority and Capacity. The Parties have the authority and capacity to enter into this Agreement.

16.1.3	Execution and Delivery. The Parties have duly executed and delivered this Agreement.

16.1.4	Enforceability. This Agreement constitutes a legal, valid, and binding obligation, enforceable against the Parties according to its terms.

16.1.5	No Conflicts. Neither Party is under any restriction or obligation that the Party could reasonably expect might affect the Party’s performance of its obligations under this Agreement.

16.1.6	No Breach. Neither Party’s execution, delivery, or performance of its obligations under this Agreement will breach or result in a default under:

16.1.6.1	its articles, bylaws, or any unanimous shareholders agreement;

16.1.6.2	any Law to which it is subject;

16.1.6.3	any judgment, Order, or decree of any Governmental Authority to which it is subject; or

16.1.6.4	any agreement to which it is a Party or by which it is bound.

16.1.7	Permits, Consents, and Other Authorizations. Each Party holds all Permits and other authorizations necessary to:

16.1.7.1	own, lease, and operate its properties, and

16.1.7.2	conduct its business as it is now carried on.

Distributor Agreement

16.1.8

No Disputes or Proceedings. Each Party confirms, represents and warrants that there are no Legal Proceedings pending, threatened, or foreseeable against itself, which would affect its ability to complete its obligations under this Agreement.

16.1.9	No Bankruptcy. Neither Party has taken or authorized any proceedings related to that Party’s bankruptcy, insolvency, liquidation, dissolution, or winding up.

16.2	Supplier’s Representations

16.2.1	Ownership. The Supplier is the sole owner or rightful licensee of the Products, free of any claims by a third party or any Encumbrance.

16.2.2	Legal Right. The Supplier has all rights necessary to supply or license the Products to NEC.

16.2.3	No Infringement. The Supplier’s sale of the Products does not infringe on or constitute a misappropriation of the Intellectual Property or other rights of any third party.

17	Limited Warranties[1]

17.1	Products. All Products are covered by the Supplier’s warranty statements that are provided with the Products or Services, otherwise made available or advised by the Supplier from time to time.

17.2	Third Party Products. Non-Supplier branded products or services receive warranty coverage as provided by the relevant third party supplier.

Software Warranty. The Supplier hereby warrants that for the Software Warranty Period which, shall be 90 days from the date of download of the Software Licensed , when operated according to the documentation and other instructions the Supplier provides, software will perform substantially according to the functional specifications listed in the documentation. If goods supplied as part of the Support Services do not comply with this warranty, the Supplier shall repair the relevant goods in accordance with the agreed warranty.

17.3

Hardware Warranty. The hardware warranty for products delivered to customers in Saudi Arabia is 24 months. The hardware warranty for products delivered to customers in United Arab Emirates and Bahrain is 12 months.

17.4

The limited warranties listed in clauses 17.1 to 17.5 apply only to NEC and its End Customers. Supplier shall provide the above-mentioned warranties for the most current version of Supplier’s products. Supplier shall have no obligation to provide warranty if a material defect in the Supplier’s product is caused by the malfunction of non-Supplier hardware or Software, by modification of the Supplier’s product not made the Supplier, by use of the Supplier’s products that is not in accordance with the Supplier’s written instructions for the Supplier’s products. Supplier will accept warranty returns only from NEC and NEC must arrange all details of such returns with End Customers, eligible under the aforementioned warranties. EXCEPT FOR THE WARRANTIES STATED ABOVE, SUPPLIER DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES ON SUPPLIER’S PRODUCTS FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

[1]	Note to draft: Warranties and Support services to be uninterrupted, aligned and precise with customer requirements.

Distributor Agreement

17.5

Compliance with Laws. The Supplier hereby warrants that the Products and Services comply with any applicable laws, statutes and regulations relevant to the manufacture, design, packaging, sale and use of the Products or Support Services (as applicable) in connection with this Agreement

17.6	Upgrades/Updates. As covered in Aviat’s Global Services Guidelines.

17.7	Return Material Authorisation/RMA. As covered in Aviat’s Global Services Guidelines.

17.8	Support. As agreed separately between the Parties in the support and maintenance agreement.

17.9	Dead on Arrival / Out-of-box Failures: dead on arrival shall mean that the equipment never worked. Out of box failure requires the customer to notify us 180 days from shipping or manufacturing.

17.10	Service Level Agreement on warranties. As agreed separately between the Parties in the support and maintenance agreement.

18	Intellectual Property.

18.1

The Supplier hereby grants to NEC a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute the Products solely for use by the End Customers, and in connection with their use of the Products under this Agreement, within the Territory.

18.2	Except for rights expressly granted under this Agreement:

18.2.1	nothing in this Agreement will function to transfer any of either Party’s Intellectual Property rights to the other Party, and

18.2.2	each Party will retain exclusive interest in and ownership of its Intellectual Property developed before this Agreement or developed outside the scope of this Agreement.

18.3

The Supplier indemnifies and holds NEC harmless against all losses, damages, liability, costs and expenses (including reasonable professional fees) incurred by NEC in connection with any claims, actions or proceedings arising out of or in connection with any actual or alleged infringement by the Products sold or licensed by Supplier to NEC and/or by the Services provided by Supplier to NEC of the Intellectual Property or other rights of a third Party. The preceding indemnification obligation shall not apply (i) to any Products and/or Services, or portion thereof, manufactured and/or provided to specifications furnished by NEC or on NEC’s behalf, or (ii) to any infringement arising out of the use of such Products and/or Services in combination with other equipment, software or services not sold or recommended by Supplier, or (iii)

18.4

The Supplier shall retain the right, in its sole discretion, to modify or replace the infringing Products or Services with non-infringing Products or Services and the Supplier shall give NEC reasonable advance notice of such action.

18.5	The provisions of this clause 18 shall survive the termination of this Agreement, irrespective of the reasons for termination.

Distributor Agreement

19	Supplier Responsibilities

19.1	Supply of Products and Services. The Supplier shall supply the Products and Services to NEC in accordance with the provisions of this Agreement.

19.2

Insurance. The Supplier shall put in place and maintain public liability insurance and product liability insurance for an amount of 25 Million USD in respect of each claim and product liability insurance for not less than USD in respect of each claim for the Initial Term and/or Renewal Term, as the case may be. The Supplier shall promptly provide copies of the insurance certificates to NEC as NEC’s request.

19.3

Licences and permits. The Supplier shall obtain and maintain in force all licences, permissions, authorisations, consents and permits needed to supply the Products and Services in accordance with this Agreement.

19.4	Personnel. The Supplier shall employ a sufficient number of competent and qualified personnel to carry out its obligations under this Agreement.

20	NEC Responsibilities

20.1	Marketing. Subject to clause 15 hereof, NEC shall use reasonable efforts to market, advertise, and otherwise promote and sell the Products in the Territory.

20.2

Employee Training. NEC shall ensure that any of its employees who are responsible for the marketing, sales, and technical support services for the Products have proper skill, training, and background to enable them to provide these services in a competent and professional manner.

20.3	Sales Forecast. NEC shall provide the Supplier with a non-binding quarterly sales forecast, in a mutually agreed-upon format.

20.4

Markings and Notices. NEC will not remove or alter any trademarks, Product identification, notices of any proprietary or copyright restrictions, or other markings or notices that appear on the Products or their packaging.

20.5	No Reverse Engineering. NEC will not:

20.5.1

create or attempt to, or aid or permits others to, create by reverse engineering, disassembly, de-compilation, reverse engineering or otherwise, the internal structure, the source code, hardware design, or organization of any Product, unless expressly permitted by Law;

20.5.2	copy, modify, translate, or create derivative works of software included in any Product, unless the Supplier consents in writing; or

20.5.3	separate the Product into component parts for distribution or transfer to a third party.

21	License Grants

21.1

Software License Grant. Supplier hereby grants NEC a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use and distribute any software incorporated in Products solely for use by the End Customers in the Territory in and in connection with their use of Products and always subject to such End Customers abiding by the terms of Supplier’s End-User License Agreement included in Supplier’s Terms.

21.2	Documentation License Grant. Supplier hereby grants to NEC a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to:

21.2.1

reproduce or transmit documentation Supplier provides NEC for marketing, selling, and distributing the Products (provided such documentation is not modified and Supplier’s proprietary notices are not removed); and

21.2.2	reproduce and transmit any user manuals and other documentation Supplier creates for customers in connection with the Products.

Distributor Agreement

21.3

Supplier Trademark License Grant. Supplier hereby grants to NEC a perpetual, non-transferable, non-exclusive, non-sublicensable, and royalty-free license to use Supplier’s name, trademarks, logos, and other identifying information on marketing literature, advertising, promotions, customer information, and programs NEC creates in connection with the Products listed in Annex A, subject to Supplier’s written approval as well as guidelines for use, in each instance.

21.4

Trademark Use. NEC shall comply with all of Supplier’s policies regarding the use and display of Supplier’s name, trademarks, logos, and other identifying information that Supplier provides to NEC in writing.

22	Compliance with Laws.

Each Party shall:

22.1	comply with all applicable Laws relating to the subject matter of the Agreement and in the performance of its duties under this Agreement, and

22.2	notify the other Party if it becomes aware of any non-compliance in connection with this clause 22.

Export Controls:

A. It is expressly understood that this Agreement, and all obligations arising hereunder are subject to U.S. Government export control laws and regulations, as amended, including without limitation, the requirement to obtain necessary approvals and licenses prior to the acceptance of any Purchase Orders, or the export of Products hereunder. Such shall also apply, by way of example only, to spare parts, warranty items delivered by Supplier in connexion with the Products, and the in-country transfer or re-export of any such Products by NEC or an End Customer thereafter. Any Products purchased by or provided to NEC, including any technical data or documentation pertaining thereto, shall not be sold, leased or assigned, transferred, conveyed or in any manner disposed of, either directly or indirectly, without the prior written approval of the United States Government, in accordance with U.S. Law.

B. Each Party agrees to use reasonable efforts to obtain all necessary U.S Government approvals or licenses for the export and/or import of the Products hereunder for resale within the Territory. NEC agrees to provide timely and accurate End User Statements as per the End-User Template available upon request) to Supplier, as appropriate, prior to Supplier’s application for export license and submission of this Agreement to the appropriate U.S. Government Authority to secure the appropriate export approval

C. Supplier shall be excused from performance, and not be liable for damages, including the assessment of late deliveries penalties, for failure to deliver the Products hereunder resulting from the U.S Government’s delay, denial, or withdrawal of approval to export Products to NEC or an End Customer.

Distributor Agreement

D. Based on evidence that NEC has misrepresented, or failed to properly disclose, any fact regarding end use, End Customers or country of ultimate destination or any other information supplied or requested pursuant to the End Use Statement, Supplier may without liability to NEC terminate this Agreement for default immediately and discontinue all performance hereunder.

23	Data Protection

All personal data contained in this Agreement shall be processed in accordance with the relevant data protection laws in force in the Territory.

24	Compliance With Code of Conduct:

By entering into this agreement, the Supplier hereby confirms its compliance with the NEC Group’s Code of Conduct Policy. NEC undertakes to comply at all times with Supplier’s Code of Conduct available at : https://investors.aviatnetworks.com/code-conduct-0 and as may be updated by Supplier from time to time

25	Confidentiality Obligations.

25.1	Each Party (“Recipient”) undertakes to the other Party (“Disclosing Party”) that:

25.1.1

it will treat all Confidential Information as confidential and will not disclose such Confidential Information to any third Party, other than its auditors and other professional advisers, without the Disclosing Party’s prior written consent;

25.1.2

if it discloses any Confidential Information to its auditors and other professional advisors, it will ensure that such auditors and professional advisors are bound by obligations of confidentiality no less onerous than those contained in this clause 25;

25.1.3

it will only disclose the Confidential Information to those of its employees, contractors and agents who require such Confidential Information to perform their duties and all such employees, contractors and agents will be bound by obligations of confidentiality no less onerous than those contained in this clause 25; and

25.1.4	will not use such Confidential Information other than for the purposes of this Agreement.

25.2	The provisions of clause 25.1 shall not apply to Confidential Information which:

25.2.1	was developed by Recipient independently of the Confidential Information disclosed by the Disclosing party which can be verified by independent evidence; or

25.2.2	has been or becomes now or in the future published in the public domain without breach of this Agreement or breach of a similar agreement by a third party;

25.2.3	is disclosed or used by Recipient after receiving express written consent from an authorized representative of the Disclosing party to disclose or use; or

25.2.4

is required to be disclosed by law or in terms of a court order of a court of competent jurisdiction or otherwise in accordance with any direction or request issued by any governmental or regulatory body, in which event the recipient shall (i) only disclose such of the Confidential Information as is strictly required; (ii) use its reasonable endeavours to seek confidential treatment of such Confidential Information; and (iii) notify the disclosing Party as soon as reasonably possible (and if possible prior to any disclosure) of its obligation to so disclose.

Distributor Agreement

25.3	The obligations contained in this clause 25 shall survive termination of this Agreement.

26	Publicity

26.1

Consent. Save for the use as set out in this Agreement, neither Party will use the other Party’s name, logo, or trademarks, or issue any press release or public announcement regarding this Agreement, without the other Party’s written consent, unless specifically permitted under this Agreement or required by Law.

26.2

Cooperation. The Parties shall cooperate to draft all appropriate press releases and other public announcements relating to the subject matter of this Agreement and the relationship between the Parties.

27	Force Majeure

27.1

Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement or otherwise liable to the other Party (or its Affiliates) as a result of any delay or other failure in the performance of its obligations under this Agreement (other than an obligation to pay money, including the Fees) if and to the extent that such delay or other failure is caused by an event or circumstance which was unforeseeable and not within the reasonable control of the Party concerned (“Force Majeure Event”), and the Party concerned shall be granted with an equitable extension of time for performance of the relevant obligation(s) provided that it complies with clause 27.2.

27.2	A Party whose performance of its obligations under this Agreement is delayed or prevented by a Force Majeure Event shall:

27.2.1	notify the other Party of the nature, extent, effect and likely duration of the circumstances constituting the Force Majeure Event as soon as reasonably practicable; and

27.2.2	after cessation of the Force Majeure Event, as soon as reasonably practicable notify the other Party thereof and resume full performance of its obligations under this Agreement.

28	Non-Solicitation

28.1

Neither Party shall, whether directly or indirectly and whether for its own benefit or the benefit of any third party, at any time while this Agreement is in force and for a period of 12 (twelve) months from the date on which this Agreement terminates encourage, entice, induce, solicit, offer employment or employ any person employed by the other Party who has had a material role in the performance of this Agreement, other than via a job advertisement to the general public.

29	Termination

29.1	Termination for Material Breach. Each Party may terminate this Agreement subject to 29.1.2 by delivering written notice of the termination to the other Party, if:

29.1.1

the other Party fails to materially perform, has made or makes any material inaccuracy in, or otherwise materially breaches, any of its obligations, covenants, or representations in this Agreement; and

Distributor Agreement

29.1.2

such failure, inaccuracy, or breach is either non-remediable or continue unremedied for a period of more than 14 (fourteen) Business Days’ after the injured Party delivers notice to the breaching Party reasonably detailing the breach.

29.2

Termination for Insolvency. If either Party becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other Party may terminate this Agreement with immediate effect by delivering notice of the termination to the first Party.

29.3

Termination due to Force Majeure. If due to Force Majeure, a Party is or shall be unable to perform a material obligation under this Agreement or is delayed or prevented from performing its obligations for a continuous period exceeding 90 Business Days or a total of more than 180 Business Days in any year, NEC may terminate this Agreement with immediate effect by delivering notice of the termination to the Supplier.

29.4

Termination for convenience. Either Party shall be entitled to terminate this Agreement without cause and without liability to the other Party by observing a 60 days prior written notice if such termination occurs during the Initial Term and an additional two (2) months period per Renewal Term if the termination occurs during a Renewal Term.

30	Effect of Termination

30.1	Termination of Obligations. On termination for any reason or expiry of this Agreement, the following shall occur:

a.

NEC shall cease to represent itself as Supplier’s authorized distributor, cease to use Supplier’s trademarks, and promptly return to Supplier any demonstration equipment or Products not intended for sale.

b.

Except for termination for cause, Supplier agrees to fill NEC’s Purchase Orders accepted by Supplier prior to the effective date of termination, and NEC agrees to make full payment for such Purchase Orders, all in accordance with this Agreement

c.

Neither Supplier nor NEC shall be liable to the other by reason of expiration or termination of this Agreement including, without limitation, any liability for compensation, reimbursement, or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases, or commitments made in connection with the business or goodwill of Supplier or NEC, or otherwise.

d.	NEC shall restrain from engaging into anti-competitive practice aiming to reduce considerably the price of equipment and services towards their end-customers.

30.2

No Further Liability. On termination or expiration of this Agreement, neither Party will be liable to the other Party, except for liability that arose before the termination or expiration of this Agreement.

30.3

Continued Assistance. Subject to the issuance by NEC of one or more Purchase Orders for Support Services, the scope and terms of which shall be agreed between the Parties, the Supplier shall provide such assistance as NEC may reasonably require to effect a full and orderly transfer of the Support Services to NEC or to a third party nominated by NEC

30.4

Return or Destroy of Materials Confidential Information. Each Party shall promptly cease to use and shall return or (at the other Party’s reasonable request) securely destroy all Confidential Information and other equipment, materials and property of the other Party then in its possession or control in connection with the supply of the Products and Support Services under this Agreement and shall on request certify in writing that this has been done.

Distributor Agreement

30.5

Continuing Provisions. Any provision of this Agreement which expressly or by implication is intended to continue in force after termination shall do so notwithstanding termination or expiry of this Agreement.

31	Indemnification

31.1

Indemnification by Supplier. The Supplier (as an indemnifying Party) shall indemnify NEC (as an indemnified Party) against all losses, damages, liability, costs and expenses (including reasonable professional fees) arising out of any claims, actions or proceedings:

31.1.1	brought by a third party, and

31.1.2	arising out of a claim for loss of damage howsoever caused by the Supplier’s supply of Products, Services, Support Services or any defects therein solely attributable to Supplier.

31.1.3	any failure by Supplier or Supplier’s representatives to comply with any applicable laws;

31.2

Indemnification by NEC: NEC shall indemnify, hold harmless, and defend Supplier and Supplier’s affiliates against any and all losses, damages, actions, judgments, or expenses of whatever kind, including attorneys’ fees, fees, and other costs of defending or enforcing its indemnification rights under this Agreement, (collectively, “Losses”), arising out of or relating to any third-party claim relating to or alleging:

31.2.1	any promotion, demonstration, implementation, or integration made by NEC and not expressly directed by Supplier infringes any Intellectual Property Right of a third party;

31.2.2	a purchase of the Products by any person or entity purchasing through NEC or NEC’s representatives and not directly relating to a claim of Limited Warranties breach;

31.2.3	any representations or statements made by NEC or NEC’s representatives not specifically authorized by Supplier herein or in writing;

31.2.4	any failure by NEC or NEC’s representatives to comply with any applicable laws;

31.3

Exclusions. Neither Party will be required to indemnify the other Party against losses to the extent such losses are caused or contributed to by the other Party acted fraudulently, unlawfully, negligently, or intentionally to cause those losses.

32	Limitation on Liability

32.1	Nothing in the Agreement limits any liability which cannot legally be limited, including liability for: (a) death or personal injury caused by negligence; or (b) fraud or fraudulent misrepresentation.

32.2

Subject to clause 32.1, Supplier’s total liability to NEC or any third party claiming through NEC shall not exceed the actual price paid by NEC to Supplier under this Agreement. Supplier’s total and liability includes liability in contract, tort, or otherwise, arising under or in connection with the Agreement.

Distributor Agreement

32.3

Notwithstanding any provision to the contrary of this Agreement, the following types of loss are wholly excluded: (a) loss of revenue, (b) loss of profits, (c) loss of sales or business, (d) loss of agreements or contracts, (e) loss of use, (f) loss of anticipated savings, (g) loss of or damage to goodwill, (h), (i), (j) system incompatibility or providing incorrect compatibility information, (k), and (l) special, indirect, incidental, punitive or consequential losses of any party, including third parties, even if parties has been advised of the possibility of such losses. The exclusions stated in this clause 31.3 shall apply to any claim or cause of action whether in contract or tort (including negligence, strict liability or breach of warranty).

32.3

Subject to clauses 321.1, the maximum aggregate liability of NEC to the Supplier under the terms of this Agreement, whether as a result of breach of contract, delict, or for any other reason whatsoever, shall be limited to the aggregate of the amount actually received from NEC by Supplier under the Agreement in the 6 (six) months immediately preceding the date upon which the claim arose. Neither of the party excludes or limits its liability arising out of death, injury to body or health arising from that party’s negligence.

32.4	This clause shall survive the termination or expiration of this Agreement.

33	Anti-Corruption Obligation

33.1

Each Party shall not, and shall procure that its employees and agents shall not, offer, give or agree to give any person, or accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise than in connection with this Agreement (the “Anti-Corruption Obligation”).

33.2	Each Party shall immediately disclose in writing to the other Party details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation.

33.3	Each Party shall:

33.3.1	always maintain strict compliance with the Anti-Corruption Obligation;

33.3.2	monitor its employees, agents and sub-contractors who are acting in connection with this Agreement to ensure compliance with the Anti-Corruption Obligation; and

33.3.3	make clear, in all its dealings in connection with this Agreement, that it is required by the other Party to act, and is acting, in accordance with the Anti-Corruption Obligation.

33.4

Any breach of this clause 33 by a Party shall entitle the other Party to immediately terminate this Agreement by delivering notice of the termination to the Party in breach and the Party in breach hereby indemnifies the other Party in full for any damages and losses of any nature incurred, caused, arising out of or in connection to such breach.

Distributor Agreement

34	General Provisions

34.1

Entire Agreement. The Parties intend that this Agreement, together with all attachments, schedules, exhibits, and other documents that both are referenced in this Agreement and refer to this Agreement:

34.1.1	represent the final expression of the Parties’ intent relating to the subject matter of this Agreement;

34.1.2	contain all the terms the Parties agreed to relating to the subject matter; and

34.1.3	replace all of the Parties’ previous memorandums of understanding, discussions, understandings and agreements relating to the subject matter of this Agreement.

34.2	Counterparts

34.2.1	Signed in Counterparts. This Agreement may be signed in any number of counterparts.

34.2.2	All Counterparts Original. Each counterpart when signed and dated is an original.

34.2.3	Counterparts Form One Document. Together, all counterparts shall constitute one single document.

34.2.4

Electronic exchange. Each Party may evidence their signature of this Agreement by transmitting by email a signed signature page of this Agreement in PDF format together with the final version of this Agreement in PDF or Word format, which shall constitute an original signed counterpart of this Agreement.

34.3

Severability. If any part of this Agreement is declared illegal, unenforceable or invalid, the remainder will continue to be legal, valid and enforceable. If any provision of this Agreement (or part of any provision) is or becomes illegal, invalid or unenforceable but would be legal, valid and enforceable if some part of it was deleted or modified, the provision or part-provision in question shall apply with such deletions or modifications as may be necessary to make the provision legal, valid and enforceable. In the event of such deletion or modification, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable alternative provision.

34.4	Amendment. This Agreement can be amended only by a writing signed by both Parties.

34.5	Waiver

34.5.1

Affirmative Waivers. No Party’s failure, delay or neglect to enforce any rights, power or remedy provided by law or under this Agreement will operate as a waiver of that Party’s right, power or remedy nor shall it preclude or restrict any future exercise of that or any other right, power or remedy.

34.5.2

Written Waivers. A waiver of any term, provision, condition or breach of this Agreement is only effective if it is in writing and signed by the Party granting the waiver and then only in the instance and for the purpose for which it is given.

34.5.3

No Course of Dealing. No single or partial exercise of any right, power or remedy provided by law or under this Agreement will preclude any further exercise of it or the exercise of any other right, power or remedy.

Distributor Agreement

34.6

No Relationship. Save for the provisions set out in this Agreement, nothing herein creates any special relationship between the Parties, such as a partnership, joint venture, or employee/employer relationship between the Parties.

34.7

No Authority. Save for the provisions set out in this Agreement, neither Party will have the authority to, and will not, act as agent for or on behalf of the other Party or represent or bind the other Party in any manner.

34.8

Assignment. Neither Party may assign this Agreement or any of their rights or obligations under this Agreement without the other Party’s written consent, such consent not to be unreasonably withheld or delayed.

34.9	Further Assurance. Each Party shall do all acts and execute all documents which are necessary to give full effect to this Agreement.

34.10	Conflict. In the event of any conflict between this Agreement and its Annexures or between this Agreement and any other terms of a Purchase Order, the provisions of this Agreement shall prevail.

34.11

Costs and expenses. Each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

34.12	Language. The language of this Agreement is English. All documents, notices, waivers, variations and other written communications relating to this Agreement shall be in English.

34.13	Third party rights. Except as expressly provided for in this Agreement, a person who is not a party to this Agreement shall not have any rights to enforce any of the provisions of this Agreement.

34.14	Notices

34.14.1

Method of Notice. The Parties shall give all notices and communications between the Parties in writing by: (i) personal delivery; (ii) a nationally-recognized, next-day courier service; (iii) first-class registered or certified mail, postage prepaid; or (iv) electronic mail to the Party’s address specified in this Agreement, or to the address that a Party has notified to be that Party’s address for the purposes of this section.

34.14.2	Receipt of Notice. A notice given under this Agreement will be effective on

34.14.2.1	the other Party’s receipt of it; or

34.14.2.2	if mailed, the earlier of the other Party’s receipt of it and the fifth business day after mailing it.

34.15	Dispute Resolution

34.15.1

Senior Management Executive: Should a dispute arise between the Parties the duly appointed Senior Management Executive of each Party shall meet within 15 calendar days of the dispute being reported. Both Senior Management Executives shall mutually meet at the agreed place or remotely to resolve the dispute within a period of 20 calendar days. If the Senior Management Executives cannot reach a consensus within the above timeline then the dispute remains unresolved then either Party may then proceed to initiate legal proceedings.

Distributor Agreement

34.15.2

Arbitration. Any dispute or controversy arising out of or in connection with this Agreement will be settled by arbitration in London according to the rules of the LCIA then in effect, and by 1 (one) arbitrator.

34.15.3	Judgment. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

34.15.4	Arbitrator’s Authority. The arbitrator will not have the power to award any punitive or consequential damages.

34.16	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of England & Wales.

34.17	Notice

34.17.1

All notices must be in writing and will be effective when received by (i) personal delivery, (ii) registered, certified, or nationally recognized overnight mail, proof of receipt requested, and (iii) facsimile, if confirmed within three (3) business days by one of the other methods herein, at the addresses or facsimile numbers indicated or to such other addresses or facsimile numbers as the parties may specify by giving notice pursuant hereto.

34.17.2

Any notice in terms of this Agreement may be hand delivered to the physical address of the Parties, in which event proof of acknowledgment shall be endorsed upon a copy of the notice, together with the name of the recipient and date of receipt, or may be sent by registered post to the nominated postal addresses of the Parties, in which event proof of postage issued by the relevant postal authority will serve as proof.

34.17.3

The Parties respectively choose their domicilium citandi ex executandi for all purposes under this Agreement, whether in respect of notices or other documents or communications of whatsoever nature at the following addresses:

Supplier:	Physical Address	Postal Address

	51 Changi Business Park	ShentonWay#18-01,
	Central 2, #08-03	SGX CentreI,Singapore
	The Signature	Singapore068804

Facsimile number: […]

Email Address: […]

NEC:	Physical Address	Postal Address
	Building No,8913	P.O. box 15534, Riyadh,
Al Olaya St. Riyadh SA		11454, Saudi Arabia

SIGNATORIES IN EXECUTION

SIGNED at Dubai, UAE on this 28th day of November 2023 in the presence of the undersigned witness

/s/ Manish Kaushik As witness Name: Manish Kaushik	/s/ Masaharu Hasegawa for and on behalf of the NEC Saudi Arabia Limited (who warrants that he/she is duly authorised) Name: Masaharu Hasegawa

SIGNED at Austin, TX on this 30 day of November 2023 in the presence of the undersigned witness

/s/ Didier Mbayo As witness Name: Didier Mbayo	/s/ Erin Boase for and on behalf of AVIAT NETWORKS (S) PTE.LTD (who warrants that he/she is duly authorised) Name: Erin Boase

[Signature Page to Saudi Arabia Distribution Agreement]

Distributor Agreement

Annexure	A Products, Services and Discounts

[Intentionally omitted]

Distributor Agreement

Annexure	B Support Services and Support Service Charges

[Intentionally omitted]

Distributor Agreement

Annexure	C List of Designated Customers

[Intentionally omitted]